EXHIBIT 10.2   FORM OF 2006 INCENTIVE PLAN PERFORMANCE AGREEMENT

KNBT BANCORP, INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
PERFORMANCE AGREEMENT
2006 Grants

KNBT Bancorp, Inc. (“KNBT”), pursuant to the terms and in accordance with the KNBT Bancorp, Inc. Executive Annual Incentive Plan (the “Plan”), hereby grants to ______________ (“Officer”) an Incentive Award under the terms set forth in this Performance Agreement (“Agreement”), effective as of ________________ 2006:

1.  Incentive Award Grant. KNBT grants to the Officer an Incentive Award effective as of the date set forth above (the “Award”). This Award is subject to the terms and conditions of this Agreement, and to the further terms and conditions applicable to Incentive Awards as set forth in the Plan.

2.  Performance Objectives. The Incentive Award to the Officer is based on KNBT’s performance for each Measure:

(a)
The Incentive Opportunity Target for each Measure is the product of (x) the Measure’s Weight percentage, (y) the Officer’s total Incentive Opportunity Target percentage and (z) the Officer’s annual gross base salary on the first day of the Plan Year. The Incentive Opportunity Range is 50% of Target for Threshold performance and 150% of Target for Superior performance.

(b)
Each Measure is calculated independently. If the performance falls between Threshold and Superior, that level is interpolated and applied to the Incentive Opportunity Range. This calculation determines the dollar value of the award for that particular Measure to the Officer.

(c)
Performance below the Threshold Goal for a specific Measure results in no award for that Measure. The award for performance above the Superior Goal is limited to the Superior incentive amount for that Measure.

(d)	The Committee in its sole discretion reserves the right to reduce the actual Incentive Award below the amount calculated in accordance with the above formulas.

(e)	Attached as Appendix A hereto is the 2006 fiscal year Performance Matrix which contains the Measures, Goals, Weights and Incentive Opportunities for the Officer.

3. Payment of Incentive Award. Payment with respect to the Incentive Award shall be made in cash as soon as practicable after the final results of the Company’s financial performance for fiscal 2006 (which may be unaudited) have been approved by the Board and publicly announced, but in no case later than 74 days after the end of the fiscal year.

4.  Change of Employment Status. In the event of a termination of the Officer’s employment with KNBT by reason of the death of the Officer, Disability or Retirement, a pro ration of the Incentive Award shall be considered for the number of full quarters of participation by the Officer during the Plan Year involved. If the Officer resigns from the Company during the Plan Year, the Company will use its discretion as to whether the Officer will lose eligibility for any potential payment pursuant to the Incentive Award related to the Plan Year. If the Officer resigns after the Plan Year but before the distribution of the Incentive Award for that Plan Year, the Company will use its discretion as to whether the Officer shall be entitled to receive the Incentive Award. If the Officer is terminated by KNBT for Cause as defined in the Officer’s employment or severance agreement, if applicable, the Officer loses eligibility for any potential payment pursuant to the Incentive Award related to the Plan Year. If the Officer is not a party to an employment or severance agreement with KNBT or one of its subsidiaries or any such agreement with Officer does not define Cause, then Cause shall mean, for purposes of this Agreement, the termination of the Officer as result of KNBT’s determination that the Officer has: (i) willfully failed to perform his or her assigned duties, other than any failure resulting from the Officer’s incapacity due to physical or mental injury or illness; (ii) committed an act involving moral turpitude in the course of his or her employment with KNBT or any of its subsidiaries; (iii) engaged in willful misconduct; (iv) breached his or her fiduciary duties for personal profit; or (v) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his or her performance of services for KNBT or any of its subsidiaries, as determined by the Committee. If the Officer is terminated by KNBT without Cause, the Officer may be entitled to a portion of the Incentive Award for the number of full quarters of participation, as calculated after the end of the fiscal year.

5.  Tax Withholding. KNBT or any subsidiary thereof shall withhold from any payment to the Officer or other person under this Agreement an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action as it deems necessary to satisfy any income or other tax withholding requirements with respect to the Incentive Award.

6.  Non-Transferability. The Incentive Award may not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

7.  Employment and Termination. Neither the Plan, this Agreement nor any related documents, communications or other material shall give the Officer the right to continued employment by KNBT or by any subsidiary thereof, or shall adversely affect the right of KNBT or any subsidiary to terminate the Officer’s employment with or without Cause at any time.

8.  Modification of Agreement. This Agreement may be modified, amended, suspended or terminated only in accordance with the terms of the Plan.

9.  Agreement Subject to Plan. This Agreement shall be subject to the applicable provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Agreement and, unless defined in this Agreement, any capitalized terms in this Agreement shall have the same meaning assigned to those terms under the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supercede and replace the conflicting terms of this Agreement.

10.  Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.  Governing Law. Except to the extent pre-empted by federal law, the Plan and this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

12.  Administration. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Officer, the Officer’s heirs, executors, administrators and successors, and KNBT for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of KNBT effective as of the date first written above.

KNBT BANCORP, INC.

By: ___________________________________

_______________________________________
Name of Executive

Appendix A

Performance Matrix

Name of Officer:_______________________________
$_______ Officer’s Base Salary for 2006
$_______ Officer’s Target Bonus (__% of Base Salary)

Performance Measures	Weight		Threshold (pays 50% of Target)	Target Performance	Superior (pays 150% of Target)
Earnings Per Share (diluted)	40%	Goal	$	$	$
		Award	$_____	$_____	$_____
Return on Average Equity	40%	Goal	__%	__%	__%
		Award	$_____	$_____	$_____
Efficiency Ratio	20%	Goal	__%	__%	__%
		Award	$_____	$_____	$_____